CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Developing Markets Fund:

We consent to the use of our report dated October 17, 2011, related to the financial statements and financial highlights of Oppenheimer Developing Markets Fund, incorporated by reference in this Registration Statement of Oppenheimer Developing Markets Fund, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                      /s/ KPMG LLP

                                                      KPMG LLP

Denver, Colorado

December 23, 2011